Prospectus Supplement No. 10 to Prospectus dated July 30, 2007

Filed Pursuant to Rule 424(b)(3)

Registration Statement No. 333-133579

Catcher Holdings, Inc.

Supplement No. 10

to

Prospectus Dated July 30, 2007

This is a Supplement to our Prospectus, dated July 30, 2007, with respect to the offer and sale of up to 5,464,157 shares of common stock and 2,874,135 shares of common stock underlying warrants by the selling stockholders listed in the Prospectus or their transferees. This Supplement amends and supplements certain information contained in the Prospectus. You should read this Supplement carefully.

We develop, market and sell the CATCHER™ device, a ruggedized portable computer built to military standards that incorporates voice, video, data, and biometric information with multiple wireless and wired communications capabilities. We expect the device to be part of the worldwide enterprise mobile device platform marketplace, which is comprised of commercial-grade, semi-rugged/rugged and fully rugged form products.

Our common stock is quoted on the Over-the-Counter Bulletin Board, commonly known as the OTC Bulletin Board, under the symbol “CTHH.” On January 2, 2008 the last sale price for our common stock on the OTC Bulletin Board was $0.55.

YOU SHOULD CAREFULLY CONSIDER THE RISK FACTORS FOR OUR SHARES, WHICH ARE LISTED IN THE PROSPECTUS.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued under this Supplement and the Prospectus or determined if this Supplement or the Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is January 3, 2008

CURRENT REPORT ON FORM 8-K

On January 3, 2008, we filed with the SEC a Current Report on Form 8-K disclosing that on January 3, 2008 Catcher Holdings, Inc. (the “Company”) executed an amendment, dated December 27, 2007, to the Secured Convertible Promissory Notes issued between June 20, 2007 and August 21, 2007 with an aggregate face value of approximately $4,626,000. The Company hereby incorporates by reference into this Supplement and the Prospectus the Current Report on Form 8-K filed with the SEC on January 3, 2008.

A copy of our Current Report on Form 8-K filed on January 3, 2008 is being provided along with this Supplement.

Information about other documents that have been incorporated by reference into the Prospectus is included in the section of the Prospectus captioned “Where You Can Find More Information.”

Prospectus Supplement dated January 3, 2008

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 3, 2008

Catcher Holdings, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-50299	62-0201385
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

44084 Riverside Parkway, Suite 320

Leesburg, Virginia 20176

(Address of Principal Executive Offices, including zip code)

(703) 723-2700

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

On January 3, 2008, Catcher Holdings, Inc. (the “Company”) executed an Amendment, dated December 27, 2007, to Convertible Secured Promissory Note (the “Amendment”) amending the Secured Convertible Promissory Notes (the “Notes”) issued between June 20, 2007 and August 21, 2007 with an aggregate principal amount of approximately $4,626,000. Pursuant to the terms of the Amendment, the maturity date of each Note was extended by sixty (60) days and any and all events of default occurring on or before December 27, 2007 were waived. In addition, the Notes were amended to automatically convert in the event that the Company closes an equity financing of at least $5,000,000 with a price that is greater than or equal to $0.50 per share (the “Next Financing”) and removed the option for the holders of the Notes to elect repayment at the time of the Next Financing. In consideration for the Amendment, the face Amount of each Note will be increased by 7.692%.

The foregoing description of the Amendment does not purport to be complete and are qualified in their entirety by the Form of Amendment to Convertible Secured Promissory Note filed with this Current Report as Exhibit 10.52, each of which are incorporated herein by reference.

This Current Report does not constitute an offer to sell or the solicitation of an offer to purchase any securities.

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits.

10.52	Form of Amendment to Convertible Secured Promissory Note.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CATCHER HOLDINGS, INC.

January 3, 2008	By:	/s/ Denis McCarthy
Denis McCarthy Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

10.52	Form of Amendment to Convertible Secured Promissory Note.

Exhibit 10.52

WAIVER AND AMENDMENT TO

CONVERTIBLE SECURED PROMISSORY NOTE

This Amendment to Convertible Secured Promissory Note (this “Amendment”) is entered into as of December 27, 2007 by and between Catcher Holdings, Inc., a Delaware corporation (the “Company”), and the Purchasers (as defined below). This Amendment amends the Convertible Secured Promissory Notes (the “Notes”) issued pursuant to the each of the Note and Restricted Stock Purchase Agreements, dated as of April 4, 2007 and June 20, 2007 by and among the Company and the persons and entities listed on Exhibit A thereto (each a “Purchaser” and collectively, the “Purchasers”) (together the “Agreements”). Capitalized terms not otherwise defined herein shall have the meanings given in the Notes.

RECITALS

WHEREAS, the Company and the Purchasers are parties to the Notes;

Whereas, Section 11 of the Notes provide that all outstanding Notes may be amended with the written consent of the Company and Purchasers holding more than 50% of the aggregate Loan Amount outstanding under all Notes issued pursuant to the Agreements; and

WHEREAS, the Company and the holders of a majority of the aggregate Loan Amount outstanding under all Notes issued pursuant to the Agreements desire to amend the Notes as set forth herein.

NOW, THEREFORE, in consideration of the foregoing and of the mutual promises and covenants set forth herein, the parties agree as follows:

1.	AMENDMENT TO NOTE. Section 3 of each Note is hereby deleted and replaced by the following:

“Maturity. Unless sooner paid or converted in accordance with the terms hereof, the entire unpaid principal amount and all unpaid accrued interest shall become fully due and payable on the earlier of (a) unless extended pursuant to Section 7(a)(i) below, the date that is two hundred forty (240) days after the date hereof, (b) the closing of a Next Financing (as defined below), or (c) the acceleration of the maturity of this Note by the Holder upon the occurrence of an Event of Default (such earlier date, the “Maturity Date”).”

2.	AMENDMENT TO NOTE. Section 5(a) of each Note is hereby deleted and replaced by the following:

“(a) Conversion upon sale of Next Securities. In the event that the Company, at any time after the date of issuance of this Note and prior to the payment in full of this Note, shall issue and sell equity securities (the “Next Securities”) to investors for aggregate proceeds of at least $5,000,000 to the Company and at a price not less than $0.50 per share (a “Next Financing”), then the outstanding principal amount of this Note and all accrued but unpaid interest thereon shall automatically be converted at the closing of the Next

Securities, into Common Stock at a conversion price equal to the conversion price defined in Section 6(a)(i). In connection with such conversion, Holder agrees to execute and deliver to the Company any documents reasonably requested by the Company. As soon as is reasonably practicable after a conversion has been effected, the Company shall deliver to Holder a certificate or certificates representing the number of shares of Common Stock issuable by reason of such conversion pursuant to this Section 5 in such name or names and such denomination or denominations as Holder has specified.”

3.	AMENDMENT TO NOTE. Section 5(b) of each Note is hereby deleted.

4.	INCREASE IN PRINCIPAL. The Company and the Purchasers acknowledge and agree that the extension of the Maturity Date pursuant to this Amendment shall be deemed an extension granted pursuant to Section 7(a)(i) of the Note and therefore the principal amount of each Note shall increase by 7.692%.

5.	WAIVER. The Purchasers hereby waive any and all Events of Default under any of the Note, the Agreements, or the certain Security, Collateral Agency and Collateral Sharing Agreement, dated as of August 21, 2007, by and among the Company and the Purchasers that may have occurred through the date hereof; provided, however, that that in no event shall such waiver apply to any future Events of Default.

6.	NO OTHER AMENDMENT. Except as specifically amended by this Amendment, the Note shall continue in full force and effect. In the event of any conflict between the terms of this Amendment and the Note, the terms of this Amendment shall govern and control.

7.	GOVERNING LAW. This Amendment shall be governed by and construed under the laws of the State of Virginia as applied to agreements among Virginia residents entered into and to be performed entirely within Virginia.

8.	COUNTERPARTS. This Amendment may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

9.	SEVERABILITY. If one or more provisions of this Amendment are held to be unenforceable under applicable law, such provision shall be excluded from this Amendment and the balance of the Amendment shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

10.	ENTIRE AGREEMENT. This Amendment, together with the Notes, the Agreements and the agreements executed pursuant hereto and thereto, constitutes the full and entire understanding and agreement between the parties with regard to the subjects hereof and thereof.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first above written.

COMPANY: CATCHER HOLDINGS, INC. By: Denis McCarthy Chief Financial Officer PURCHASER: By: Its:

[SIGNATURE PAGE TO AMENDMENT TO CONVERTIBLE SECURED PROMISSORY NOTE]